Vitran Corporation Inc. Appoints John R. Gossling to Board of Directors

TORONTO—(BUSINESS WIRE)—Dec. 5, 2005—Vitran Corporation Inc. (TSX:VTN)(NASDAQ:VTNC), a North American transportation and logistics firm, today announced that John R. Gossling, CA, Vice President of Financial Operations at Rogers Communications Inc. (NYSE: RG, TSX: RCI), has joined Vitran’s Board of Directors and been appointed Chairman of its Audit Committee, effective immediately. With the addition of Mr. Gossling, Vitran’s Board now includes six directors, five of whom are independent as specified in the corporate governance rules of the Nasdaq Stock Market.

Vitran President and Chief Executive Officer Rick Gaetz, stated, “We are delighted to welcome John to Vitran’s board as the new Chair of our Audit Committee. He brings a wealth of relevant financial experience and expertise and we look forward to his future contributions and counsel.”

Prior to Gossling’s current appointment at Rogers in May 2005, he served as Senior Vice President and Chief Financial Officer of Rogers Wireless. Gossling began his career at KPMG LLP in 1985. He is a Chartered Accountant and earned a Bachelor of Mathematics degree from the University of Waterloo.

About Vitran Corporation Inc.

Vitran Corporation Inc. is a North American group of transportation companies offering less-than-truckload, logistics, truckload, and freight brokerage services. To find out more about Vitran Corporation Inc. (NASDAQ:VTNC, TSX:VTN), visit the website at www.vitran.com.

Statements in the press release regarding management’s future expectation, beliefs, goals, plans, or prospects constitute forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. For this purpose, any statements that are contained herein that are not statements or historical fact may be deemed to be forward-looking statements made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words “believes”, “anticipates”, “plans” “intends”, “will”, “should”, “expects”, “projects”, and similar expressions are intended to identify forward-looking statements. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause actual result, future circumstances or events to differ materially from those projected in the forward-looking statements. These risks include, but are not limited to, economic factors, demand for the Company’s services, fuel price fluctuations, the availability of employee drivers and independent contractors, risks associated with geographic expansion, capital requirements, claims exposure and insurance costs, competition, government regulation changes, environmental hazards and other risks detailed from time-to-time in the Company’s public disclosure documents or other filing with the Canadian and United States securities commissions or other securities regulatory bodies. The forward-looking statements are made as of the date hereof, and the Company disclaims any intention and has no obligation or responsibility, except as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vitran Corporation Inc. (TSX:VTN) (NASDAQ:VTNC)

CONTACT: Vitran Corporation Inc.

Richard Gaetz

President/CEO

(416) 596-7664

OR

Vitran Corporation Inc.

Sean Washchuk

VP Finance/CFO

(416) 596-7664

OR

Jaffoni & Collins Incorporated

Robert Rinderman or Steven Hecht

(212) 835-8500

VTNC@jcir.com

SOURCE: Vitran Corporation Inc.